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                                                                     Exhibit 8.1


                                 [Closing Date]

The Entities Listed
 on Schedule I


Ladies and Gentlemen:

     We have been requested to opine on certain matters of federal income tax law in connection with the proposed transactions in which each of you (collectively, the "Centerprise Companies") will merge with a newly formed subsidiary of Centerprise Advisors, Inc. ("Centerprise") in conjunction with an initial public offering ("IPO") of Centerprise's common stock, par value $.01 per share (the "Common Stock"). Our opinion is being delivered to you pursuant to Section 10.2(i) of the Merger Agreements, each dated as of March 31, 1999, between each of you, Centerprise and the respective other parties named therein (collectively, the "Merger Agreements").

     All section references herein, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to Centerprise in connection with the mergers contemplated by the Merger Agreements (collectively, the "Mergers") and the IPO. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the Merger Agreements and all other related agreements (the "Transaction Documents") (including all schedules and exhibits thereto). We have also reviewed the information contained in the Centerprise Registration Statements on Form S-1 and Form S-4.

     In connection with this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;
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     2.   any representation or statement in a Transaction Document made "to the knowledge of" or otherwise similarly qualified is correct without such qualification; and

     3. after the Mergers, no Centerprise Company security holder who receives shares of Common Stock in a Merger will have any present intention to dispose of such shares, nor will any such security holder sell, exchange, distribute, or otherwise dispose of such shares for a period of at least one year following the Merger, except in the case of a death or permanent disability of such security holder.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that for Federal income tax purposes, each Merger will qualify for treatment under Section 351 of the Internal Revenue Code of 1986, as amended.
Accordingly:

          (i) no gain or loss will be recognized by a security holder of a Centerprise Company with respect to shares of Common Stock received in exchange for Centerprise Company securities;

          (ii) each security holder of a Centerprise Company who receives cash in exchange for Centerprise Company securities will recognize taxable income in an amount equal to the lesser of (1) the amount of cash received in the Merger or (2) an amount equal to the difference between (a) the amount of the cash and the fair market value of the shares of the Common Stock received and (b) the security holder's adjusted tax basis in the property exchanged therefor. Such gain will be long-term capital gain if the security holder's holding period in the transferred Centerprise Company securities is more than twelve months;

          (iii) a security holder's holding period for the Common Stock received in a Merger will include the period during which such security holder held the transferred property; and

          (iv) the tax basis of the Common Stock received by a Centerprise Company security holder in a Merger will be equal to the adjusted tax basis that such exchanging security holder has in the Centerprise Company securities transferred in the Merger (determined immediately before the Merger), decreased by the amount of cash received in the Merger, and increased by the amount of gain recognized by such security holder in the Merger.
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     In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. Our opinion concerning certain of the federal tax consequences of the Mergers is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Mergers, including any transaction undertaken in connection with the Mergers. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Mergers.

     3. In the event any of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.


                                    Very truly yours,

                                    /s/ Katten Muchin & Zavis

                                    KATTEN MUCHIN & ZAVIS
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                                  Schedule I


Berry, Dunn, McNeil & Parker, Chartered
Follmer, Rudzewicz & Company, P.C.
Grace & Company, P.C.
Self Funded Benefits, Inc.
Mann Frankfort Stein & Lipp, P.C.
The Reppond Company, Inc.
Reppond Administrators, L.L.C.
VeraSource Excess Risk Ltd.
Reznick Fedder & Silverman, Certified Public Accountants,
  A Professional Corporation
Robert F. Driver Company, Inc.
Simione, Scillia, Larrow & Dowling LLC
Urbach Kahn & Werlin PC